EXHIBIT 99.1

2015 Public Service Company of New Hampshire

Restructuring and Rate Stabilization Agreement

June 10, 2015

2015

Public Service Company of New Hampshire

Restructuring and Rate Stabilization Agreement

I.

   INTRODUCTION

This 2015 Public Service Company of New Hampshire Restructuring and Rate Stabilization Agreement is entered into this 10th day of June, 2015, between the Office of Energy and Planning, Designated Advocate Staff of the New Hampshire Public Utilities Commission, the Office of Consumer Advocate, New Hampshire District 3 Senator Jeb Bradley, New Hampshire District 15 Senator Dan Feltes, the City of Berlin, New Hampshire (subject to ratification by the Berlin City Council), Local No. 1837 of the International Brotherhood of Electrical Workers, the Conservation Law Foundation, the Retail Energy Supply Association, TransCanada Power Marketing Ltd., TransCanada Hydro Northeast Inc., New England Power Generators Association, Inc., the New Hampshire Sustainable Energy Association d/b/a NH CleanTech Council, Public Service Company of New Hampshire d/b/a Eversource Energy (“PSNH”) and Eversource Energy (“ES”) (collectively, the “Settling Parties” and individually a “Settling Party”).  This Agreement is designed to provide a resolution of Docket Nos. DE 11-250 and DE 14-238, currently pending before the New Hampshire Public Utilities Commission (“Commission”), and affects several other ongoing PSNH dockets.   This Agreement, upon Commission approval, is further intended to supersede the PSNH 1999 Restructuring Settlement Agreement approved by the Commission in Order Nos. 23,443, 23,549 and 23,550.

Implementation of this Agreement is contingent upon the approval of the Commission, as well as enactment of securitization legislation. When implemented, this Agreement will lead to initiation in the near-term of a process for the divestiture of PSNH’s fossil and hydro generating assets and the recovery of related Stranded Costs, resolution of the Merrimack Station wet flue gas desulphurization system (“Scrubber”) prudence proceeding, refinancing through long-term low-cost bonds that will produce significant savings for PSNH’s retail customers, a two-year general distribution rate stay-out agreement, extension of reliability program funding, and establishment of a $5 million clean energy fund.

The key components of this Agreement include:

•

The resolution of certain ongoing regulatory proceedings without extended, contentious, and costly administrative and judicial litigation.

•

Expeditious pursuit of the divestiture of PSNH’s generating plants after a final decision by the Commission approving the settlement set forth in this Agreement.

•

Achievement of a number of important objectives, including:

o

Protecting the economic interests of PSNH’s electricity customers, with a focus on customer savings across all customer classes and long-term rate stabilization;

o

Protecting residential and small commercial default service ratepayers by reducing their obligation to pay the full costs of the Merrimack Station Scrubber;

o

Avoiding protracted litigation in the Commission proceedings related to the prudency of the Merrimack Station Scrubber and the investigation into PSNH’s owned generation fleet;

o

Resolving long-standing issues regarding the restructuring of New Hampshire’s electricity market;

o

Taking advantage of an historically low-cost financing environment;

o

Ensuring adequate and meaningful protections for both New Hampshire’s labor force and for impacted municipalities; and

o

Mitigating the financial impacts of the stranded cost recovery charge on large commercial and industrial customers.

•

PSNH’s agreement to forego recovery of $25 million of previously deferred equity related to the Merrimack Station Scrubber.

•

Financing of any stranded costs remaining after the divestiture sale and other costs described herein using securitization bonds, taking advantage of low interest rates.

•

Recovery of any ongoing stranded costs via a Non-Securitized Stranded Cost charge as set forth herein.

•

PSNH’s agreement to forego the opportunity to file a general rate case with new distribution rates effective prior to July 1, 2017.

•

A requirement that the new owner(s) of the generating plants keep them in service for at least eighteen months after the date(s) of financial closing on the sale of each plant.

•

Protection for the municipalities where the generating plants are located, via three years of property tax stabilization payments if a plant sells for less than its assessed value.

•

Comprehensive employee protections.

•

Completing the transition to a competitive procurement process for default service.

•

Funding of $5 million from Eversource shareholders to create a clean energy fund.

•

Continuation of PSNH’s Reliability Enhancement Program, which targets improvements to grid reliability, resiliency, and automation.

The Settling Parties recognize and understand that their mutual undertakings, as expressed in this Agreement, reflect their efforts to settle the issues raised in Docket No. DE 11-250, to implement the divestiture of PSNH’s generating assets as agreed to in the PSNH 1999 Restructuring Settlement Agreement to resolve Docket No. DE 14-238, and to resolve various other issues as provided herein in a manner that minimizes stranded costs and produces significant savings and benefits to PSNH’s retail customers while mitigating the impacts on affected employees and municipalities in a balanced fashion.  The Settling Parties agree that implementation of the settlement set forth in this Agreement will require enactment of legislation consistent with this Agreement as set forth herein, the consent of all parties to the PSNH 1999 Restructuring Settlement Agreement, and a Final Order from the Commission approving this Agreement as submitted.

The Settling Parties agree that the terms of this Agreement reflect a fair resolution to Docket Nos. DE 11-250 and DE 14-238 that is in the public interest as well as in the economic interest of PSNH’s retail customers, and will protect the state’s ability to attract and retain quality employment.  More specifically, the Settling Parties further agree that this Agreement is consistent with New Hampshire law and policy, including the restructuring goals set forth in RSA Chapter 374-F, the cost recovery requirement in RSA 125-O:18, and the opportunity for recovery of stranded costs set forth in 2002 N.H. Laws 130:1.

II.

    DEFINITIONS

Affected Employees:  Employees of PSNH or Eversource whose primary employment duties included support of PSNH’s generation assets and whose employment is terminated or significantly negatively affected as a direct result of the divestiture of PSNH’s generating assets.

Agreement:  This 2015 Public Service Company of New Hampshire Restructuring and Rate Stabilization Agreement, including the appendix.

Commission:  The New Hampshire Public Utilities Commission.

Default Service:  The provision of electric energy by PSNH to customers who are not purchasing electricity from a Competitive Supplier as defined in N.H. Admin. Rule PART Puc 2002.  Default service is designed to provide a safety net for customers and to assure universal access and system integrity as set forth in RSA 374-F:3,V(c), and PSNH will continue to have an obligation to provide default service after divestiture.

Delivery Charge:  The delivery portion of the unbundled retail distribution bill related to distribution.

Distribution:  The portion of PSNH’s delivery system subject to the regulatory jurisdiction of the Commission.

Eversource Energy or Eversource:  PSNH’s parent organization and a trade name used by its subsidiaries, including PSNH.

Exogenous Events Rate Adjustment Threshold:  A total distribution revenue impact (positive or negative) as set forth in Section III, G that exceeds $1,000,000 in any calendar year beginning with 2015, and continuing until PSNH’s next general distribution rate case.

Exempt Wholesale Generator:  Any entity who qualifies for Exempt Wholesale Generator status as defined in 15 U.S. Code Sec. 79z-5a and 18 CFR 366.1.

Failed Auction:  An asset auction that results, after Commission determination, in some or all of the generation assets listed in Section IV.C herein not being sold.

FERC:  The Federal Energy Regulatory Commission.

Final Order:  An order issued by the Commission pursuant to RSA 363:17-b on the merits of this Agreement, effective at the expiration of the rehearing period set forth in RSA 365:21, or, if the order is subject to one or more motions for rehearing, effective when any and all rehearings under RSA 365:21 and any and all appeals under RSA 541:6 are completed resulting in an unappealable order.

Independent Power Producer (“IPP”) costs:  The costs of purchasing energy and/or capacity from PURPA qualifying facilities or LEEPA facilities from legally enforceable obligations other than a PPA.

Independent System Operator – New England (“ISO-NE”): The independent, not-for-profit corporation responsible for regional electrical transmission across the six New England states and for administering the region’s wholesale electricity markets.

LEEPA:  The Limited Electrical Energy Producers Act, RSA Chapter 362-A.

Non-Securitized Stranded Costs:  The Stranded Costs for which recovery is allowed under Part 2 of the Stranded Cost Recovery Charge as provided in this Agreement.

NU:  Northeast Utilities, now Eversource Energy.

Overcollection Subaccount:  An account of the Special Purpose Securitization Entity that will hold any excess collections of the RRB Charge beyond the amount needed to make periodic allocations with respect to RRB Costs as described in Section IX of this Agreement.

Power Purchase Agreement (“PPA”):  Existing commitments created by contract for PSNH to purchase power from the Burgess BioPower facility in Berlin, New Hampshire and the Lempster Wind Power Project in Sullivan County, New Hampshire.

Prudence:  The standard of care that qualified utility management would be expected to exercise under the circumstances that existed at the time the decision in question had to be made.  In determining whether a decision was prudently made, only those facts known or knowable at the time of the decision can be considered.

PSNH:  Public Service Company of New Hampshire d/b/a Eversource Energy.

PSNH 1999 Restructuring Settlement Agreement: The Agreement to Settle PSNH Restructuring dated August 2, 1999 and revised, conformed, and executed as of September 22, 2000, between the Governor of New Hampshire, the Governor’s Office of Energy and Community Services, the Office of the Attorney General, Staff of the New Hampshire Public Utilities Commission, PSNH, and NU, as approved by the Commission in its Order Nos. 23,443, 23,549 and 23,550.

PURPA:  The Public Utility Regulatory Policies Act of 1978, as amended.  Generally, 16 U.S. Code §2601, et seq.

Rate Reduction Bonds (“RRBs”):  Bonds, notes, certificates of participation or beneficial interest, or other evidences of indebtedness or ownership, issued pursuant to an executed indenture or other agreement of a financing entity, in accordance with New Hampshire law, the proceeds of which are used to recognize recovery of such items including, but not limited to stranded costs, cost and revenue deferrals, transaction costs, tax liabilities, employee protections, tax stabilization payments, decommissioning, asset retirement, and environmental costs and liabilities and to recoup its investments in generation assets per the terms of this Agreement, up to the extent of the proceeds received.

Reserve Subaccount:  An account that will belong to the Special Purpose Securitization Entity that will hold the initial capital contribution from PSNH to the Special Purpose Securitization Entity as described in Section IX of this Agreement, the contents of which shall be returned to PSNH when the RRBs are paid in full.

RRB Charge:  Part 1 of the SCRC, which is dedicated to the payment of the RRBs, as defined in RSA 369-B:2, XIII.

RRB Costs:  Principal, interest, credit enhancement costs, fees and expenses with respect to RRBs, as defined in RSA 369-B:2, XIV.

RRB Property:  An irrevocable property right to bill and collect the non-bypassable RRB Charge in amounts sufficient to recover the RRB Costs, as defined in RSA 369-B:2, XV.

Scrubber:  The wet flue gas desulphurization system installed at PSNH’s Merrimack Station pursuant to RSA Chapter 125-O, as defined in RSA 125-O:12, V.

Service Territory: The geographic area established by the Commission as the retail electric service territory of PSNH, as such territory is depicted on the "Electric Utilities Franchise Areas" map issued by the Commission, dated February 13, 2015, together with any other geographic area in which PSNH actually provided retail electric service as of the date of final Commission approval of this Agreement.

Settling Parties:  The Office of Energy and Planning, Designated Advocate Staff of the New Hampshire Public Utilities Commission, the Office of the Consumer Advocate, New Hampshire District 3 Senator Jeb Bradley, New Hampshire District 15 Senator Dan Feltes, the City of Berlin, New Hampshire (subject to ratification by the Berlin City Council), Local No. 1837 of the International Brotherhood of Electrical Workers, the Conservation Law Foundation, the Retail Energy Supply Association, TransCanada Power Marketing Ltd., TransCanada Hydro Northeast Inc., New England Power Generators Association, Inc., the New Hampshire Sustainable Energy Association d/b/a NH CleanTech Council, Public Service Company of New Hampshire, and Eversource Energy.

Special Purpose Securitization Entity (“SPSE”):  Any special purpose trust, limited liability company, or other entity that is authorized in accordance with the terms of a finance order to issue Rate Reduction Bonds, acquire RRB Property, or both.

Stipulated Rate of Return: A rate of return calculated assuming a return on equity of 8% after tax, an equity ratio of 40%, and the weighted cost of PSNH’s non-securitized long-term debt.

Stranded Costs:  Prudently incurred costs, liabilities, revenues, and investments that PSNH would reasonably expect to recover from customers, but which would likely not be recovered as a result of restructuring of the electric industry unless a specific mechanism for such cost recovery is provided, as detailed within this Agreement.  See RSA 374-F:2, IV; RSA 369-B:3-

a, I; RSA 125-O:18; 2002 N.H. Laws 130:1.  As set forth herein, examples of Stranded Costs include: PSNH’s net book investment in generation assets to the extent such amount exceeds the sale price of those assets upon divestiture; the net of ongoing expenses and revenue requirements (including, inter alia, prudently incurred decommissioning, retirement, environmental, and employee protection costs or liabilities, and penalties imposed based upon capacity obligations) for any generating unit, entitlement or obligation that has not been sold as part of the asset divestiture process (such as due to a Failed Auction); all over-market or under-market costs related to the PPAs and IPPs; employee protection-related costs; and property tax stabilization payments.

Stranded Cost Recovery Charge (“SCRC”):  The portion of the unbundled retail delivery service bill that is a non-bypassable charge as provided in RSA Chapter 374-F:3, XII to recover the portion of PSNH’s Part 1 and Part  2 Stranded Costs that are allowed by this Agreement.  The SCRC includes the RRB Charge, over-market or under-market IPP  and Power Purchase Agreement costs, Non-Securitized Stranded Costs, and other costs and expenses allowed by this Agreement or as otherwise authorized by the Commission.

Tax Stabilization Payments:  Payments to municipalities in lieu of taxes made pursuant to the terms of Section IV (H).

Transmission:  The portion of PSNH’s delivery system that is subject to the regulatory jurisdiction of the Federal Energy Regulatory Commission.

Triple-A Rating:  A determination by at least two ratings agencies that the RRBs are entitled to their highest rating.

True-Up Mechanism:  A periodic adjustment to the RRB Charge to account for any over- or under-collections of the RRB Charge, as set forth in Section IX(D)(5)(d) herein.

III.

INDIVIDUAL RATE COMPONENTS

A.

Stranded Cost Recovery Charge

The Stranded Cost Recovery Charge (“SCRC”) will be a non-bypassable charge as provided in RSA 374-F:3 and RSA 369-B:4, IV to recover PSNH’s Stranded Costs as approved by the Commission.

For the purpose of establishing the SCRC, Stranded Costs will be divided into two parts, as described below.  Part 1 will be the RRB Charge, and is the source of payment for RRBs. Therefore, the right to receive all collections in respect of the Part 1 charge will be sold to the SPSE (see Section IX).  Part 1 will be billed until the RRBs are paid in full.  Part 2 will recover all other Non- Securitized Stranded Costs and will continue for as long as there are Non-Securitized Stranded Costs to be recovered by PSNH.

The net of prudently incurred ongoing expenses and revenue requirements (including, inter alia, decommissioning, retirement, and environmental costs or liabilities) for any generating unit, entitlement or obligation that has not been sold as part of the asset divestiture process and all over-market or under-market costs related to IPPs and the PPAs, employee protection-related costs, and property tax stabilization payments will be treated as stranded costs to be fully recovered through the SCRC.

The SCRC will recover the amortization of the securitized assets and ongoing non-securitized costs. Reconciliation of Part 1 of the SCRC shall be calculated in accordance with the True-Up Mechanism described in Section IX as approved by the Commission.  Part 2 of the SCRC will be reconciled annually with a return at the Stipulated Rate of Return on any overrecoveries or underrecoveries of costs.

This agreement shall not alter any currently existing opportunities for retail customers to generate or acquire electricity for their own use, other than through retail electric service, without an exit fee.  In the event of the municipalization of a portion of PSNH’s Service Territory during the pendency of the SCRC, the Commission shall, in matters over which the Federal Energy Regulatory Commission does not have jurisdiction, or has jurisdiction but chooses to grant jurisdiction to the state, determine, to a just and reasonable extent, the consequential damages such as stranded investment in generation, storage, or supply arrangements resulting from the purchase of plant and property from PSNH and RRB Costs, and shall establish an appropriate recovery mechanism for such damages. Any such damages shall be established, and shall be allocated between the RRB Charge and other rates and charges, in a just and reasonable manner.

The SCRC shall be recovered as a non-bypassable charge from all customers served by PSNH within its Service Territory.  The Settling Parties propose that the SCRC be allocated to PSNH’s customer classes in accordance with the following rate design:

RATE CLASS

% of REVENUE REQUIRMENT

LG – Large General Service (> 1,000 kW)

05.75

GV – Primary General Service (≤ 1,000 kW)

20.00

G – General Service (≤ 100 kW)

25.00

R – Residential Service

48.75

OL – Outdoor Lighting

00.50

1.

Part 1 - Securitized Assets

Part 1 of the SCRC (the “RRB Charge”) consists of the amounts required to recover RRB Costs as more fully described in Section IX.

RRBs shall be authorized in an amount sufficient to fund reasonably expected stranded costs, cost and revenue deferrals, transaction costs, transaction advisor fees, tax liabilities, employee protections, tax stabilization payments, decommissioning costs, retirement costs, environmental costs, and other costs, liabilities, and expenditures set forth in this Agreement, but adjusted per the requirements of the draft legislation attached at Appendix A.

The Part 1 charge will be a discrete and segregated charge in order to meet the requirements for the targeted Triple-A Rating for the securitization.  Therefore, all Part 1 collections will be allocated and remitted to the Special Purpose Securitization Entity (described below in Section IX).  Section IX, D of this Agreement discusses the relationship between Part 1 collections and Part 2 of the SCRC.

2.

Part 2 - IPP Costs, PPA Costs, and Other Non-Securitized Stranded Costs

Part 2 of the SCRC will recover ongoing IPP costs, PPA costs, and all other Non-Securitized Stranded Costs as determined by the Commission. The costs of power entitlements retained pursuant to this Agreement, other costs of implementing this Agreement as expressly set forth herein, as well as prudently incurred on-going costs (including asset retirement costs) required to maintain and operate any generating asset that PSNH is unable to divest (such as due to a Failed Auction) and prudently incurred decommissioning, environmental, and any other residual costs or liabilities related to such generation assets, shall become Part 2 costs with continued recovery.  The Part 2 amount to be recovered through the SCRC each month will be the expenses incurred by PSNH for the items listed above, less associated revenues and the revenue from the sale of IPP and PPA entitlements in the wholesale market.

In the event that there is insufficient SCRC revenue to meet both Part 1 and Part 2 SCRC requirements, the unrecovered Part 2 amounts will be deferred for future Part 2 recovery with a return at the Stipulated Rate of Return.

PSNH will calculate Part 2 to be billed upon Commission approval for prospective six- month periods.  Any difference between the amounts to be recovered through Part 2 during any six-month period and the revenue received through the application of Part 2 during that period plus a return at the Stipulated Rate of Return will be refunded to ratepayers or recovered by PSNH during the subsequent six-month period by reducing or increasing Part 2 charges for the subsequent six-month period.

B.

Default Energy Service

Default Service will provide a safety net and assure universal access for customers who do not receive energy from a Competitive Supplier.  Default Service shall be acquired and provided in accordance with RSA Chapter 369-B until divestiture of PSNH’s generating assets.  No later than six months after the final financial closing resulting from the divestiture of PSNH’s generating assets, PSNH will transition to a competitive procurement process for default service.  The competitive process utilized shall be consistent with the process determined by the Commission in its Docket No. IR 14-338, “Review of Default Service

Procurement Processes for Electric Distribution Utilities,” as may subsequently be modified by the Commission.

C.

Avoided Costs for IPPs

Unless otherwise found by the Commission or other appropriate authority, PSNH’s responsibilities and avoided cost rates for purchases of IPP power pursuant to PURPA and LEEPA shall be equal to the market price for sales into the ISO-NE power exchange, adjusted for line losses, wheeling costs, and administrative costs. This Agreement is not intended to impair existing rate orders or contracts.  Nothing in this Agreement shall be construed as limiting the Commission’s authority with respect to calculating avoided costs.  The Settling Parties agree not to oppose the opening of a generic docket or rulemaking upon petition by any Settling Party to consider the proper calculation of Avoided Costs under PURPA and LEEPA for all electric distribution companies in New Hampshire.

D.

 Costs of the Scrubber

Effective January 1, 2016, the Temporary Rate for recovery of costs of the Scrubber shall be changed to reflect recovery of all costs of the Scrubber incurred by PSNH, along with its allowed return on those costs.  Upon approval of this Agreement by the Commission, that rate shall be placed into PSNH’s Default Energy Service rate for recovery as a permanent rate pursuant to RSA 378:28 and :29 until closing on the RRBs.  PSNH’s Scrubber costs include the capital and operations and maintenance expense costs of owning and operating the Scrubber, the previously-deferred costs resulting from the temporary Scrubber rate, and final contractual costs upon payment, among others.  The previously-deferred costs resulting from the temporary rate level shall be included in rates based upon an amortization period of seven years.

Pursuant to RSA 125-O:18 and RSA 369-B:3-a, subsequent to divestiture of its generating assets, PSNH shall be allowed to recover through securitization financing all remaining Scrubber-related costs, including any remaining deferred equity return in excess of the $25 million in equity return which PSNH has agreed to forego.  Upon closing on the RRBs, all costs of the scrubber will be removed from Default Service.

E.

 Distribution Reliability Funding

To continue distribution rate funding for grid reliability, resiliency, and automation expenditures until PSNH’s next general distribution rate case, PSNH shall continue its Reliability Enhancement Program (“REP”) established in Section 6 of the “Settlement Agreement on Permanent Distribution Service Rates” approved by the Commission in Docket No. DE 09-035.

Distribution reliability funding will continue per the following terms:

1.

In June 2015, PSNH shall make a filing with the Commission to reconcile the expenses and revenues relating to REP activities between April 1, 2013 and March 31, 2015 and shall include a forecast of activities for the period April 1, 2015 through June 30, 2016.  Any rate change required to reconcile these amounts and account for the forecasted activities shall occur on July 1, 2015, and shall be subject to future reconciliation.  As of July 1, 2015, PSNH shall continue to collect the annual revenue necessary to recover the revenue requirements associated with REP capital additions, and provide operations and maintenance spending, as available.  In addition, rather than end the funding presently supporting recovery of the 2010 wind storm costs as identified in Section 7.2 of the rate settlement in Docket No. DE 09-035, PSNH shall continue to collect the $3 million in annual revenue attributable to recovery of costs relating to this storm, but shall redirect such funding to support REP activities.  In order to prevent a lapse in the funding for the REP, if PSNH’s June 2015 filing has not been acted on prior to July 1, 2015, the Settling Parties support the inclusion of the amounts specified herein in rates on a temporary rate basis as of July 1, 2015, with such temporary rate to continue until receipt of Commission approval of this Agreement, at which time the rate will be reconciled and become a permanent rate.

 2.

In April 2016 PSNH shall make a filing to reconcile the expenses and revenues relating to REP activities between April 1, 2015 and March 31, 2016 and shall include a forecast of activities for the period April 1, 2016 through June 30, 2017.  Any rate change required to reconcile these amounts and account for the forecasted activities shall occur on July 1, 2016, and shall be subject to future reconciliation.

F.

 Storm Funding

The Major Storm Cost Reserve (“MSCR”) shall continue at the current funding levels of $12 million for the reserve, along with the dedicated funding for the December 2008 ice storm.  Per Section 7.2 of the rate settlement in Docket No. DE 09-035, any unamortized balance of costs relating to the December 2008 ice storm will accrue carrying charges at an annual rate of 4.5%.  For other MSCR costs, per the PSNH 1999 Restructuring Settlement Agreement and Commission Order No. 24,750, any negative balance in the MSCR will accrue carrying charges at the Stipulated Rate of Return.  PSNH may seek a modification to the storm funding level should additional major storms occur.

G.

Exogenous Events

During the term of this Agreement, PSNH will be allowed upon Commission approval to adjust distribution rates upward or downward as a result of Exogenous Events, as defined below. For any of the events defined as State Initiated Cost Change, Federally Initiated Cost Change, Regulatory Cost Reassignment, or Externally Imposed Accounting Rule Change PSNH will be allowed to adjust distribution rates upward or downward (to the extent that the revenue impact of such event is not otherwise captured through another rate mechanism that has been approved by the Commission) if the total distribution revenue impact (positive or negative) of all such events exceeds $1,000,000 (Exogenous Events Rate Adjustment Threshold) in any calendar year beginning with 2015, until PSNH’s next general distribution rate case.

1.

“State Initiated Cost Change” shall mean any externally imposed changes in state or local law or regulatory mandates or changes in other precedents governing income, revenue, sales, franchise, or property or any new or amended regional, state or locally imposed fees (but excluding the effects of routine annual changes in municipal, county and state property tax rates and revaluations), which impose new obligations, duties or undertakings, or remove existing obligations, duties or undertakings, and which individually decrease or increase PSNH’s distribution costs, revenue, or revenue requirement.

2.

“Federally Initiated Cost Change” shall mean any externally imposed changes in the federal tax rates, laws, regulations, or precedents governing income, revenue, or sales taxes or any changes in federally imposed fees, which impose new obligations, duties or undertakings, or remove existing obligations, duties or undertakings, and which individually decrease or increase PSNH’s distribution costs, revenue, or revenue requirement.

3.

“Regulatory Cost Reassignment” shall mean the reassignment of costs and/or revenues now included in the generation, transmission, or distribution functions to or away from the distribution function by the Commission, FERC, NEPOOL, ISO-NE or any other official agency having authority over such matters.

4.

“Externally Imposed Accounting Rule Change” shall be deemed to have occurred if the Financial Accounting Standards Board or the Securities and Exchange Commission adopts a rule that requires utilities to use a new accounting rule that is not being utilized by PSNH as of January 1, 2015.

No later than March 31 of each year until PSNH’s next distribution rate case filing, PSNH shall file with the Commission, Staff and OCA a Certification of Exogenous Events for the prior calendar year. If, in the prior calendar year, PSNH incurs any changes in distribution costs, revenue, or revenue requirement in excess of the Exogenous Events Rate Adjustment Threshold in connection with any Exogenous Event as defined in this section, PSNH shall provide specific and sufficient detail supporting each change and the Exogenous Event(s) associated with each change for the Commission, Staff and OCA to assess the proposed Exogenous Event rate adjustment.  If no Exogenous Events causing changes in excess of the Exogenous Events Rate Adjustment Threshold occurred during the prior calendar year, PSNH shall certify that fact in its annual Certification of Exogenous Events. On or before May 1 of each year until PSNH’s next distribution rate case filing, the Staff and the OCA may make a filing requesting an Exogenous Event rate decrease or contesting an Exogenous Event rate increase proposed by PSNH.  Any adjustments to revenue requirements for Exogenous Events:

1.

shall be subject to review and approval as deemed necessary by the Commission;

2.

shall be implemented for usage on and after July 1 of that year; and

3.

shall be allocated among PSNH’s rate classes  on  a proportional  basis based on total distribution revenue by class in effect at the time of the adjustment. Any such filings are limited to one per calendar year, provided that any costs incurred or saved due to such Exogenous Events shall be deferred for consolidation in the single filing.

Any Exogenous Event adjustment made during the term of this Agreement will remain in rates only through the effective date of new rates set as a result of PSNH’s next general distribution rate proceeding.

H.

Delivery Charge

PSNH’s next general distribution rate case may not have rates that take effect prior to July 1, 2017.   PSNH shall be entitled to adjust distribution rates on July 1, 2015 to recognize the end of the overearnings refund required by Commission Order No. 25,682, and as necessary to implement the Distribution Reliability Funding, Storm Funding, and Exogenous Events provisions set forth above.

IV.

    DIVESTITURE

A.

General

For the economic benefit of customers, the Commission and PSNH shall expeditiously pursue divestiture of PSNH’s owned generation fleet upon the later of the enactment of the legislation contained in Appendix A hereto and final Commission approval of the settlement agreement reflecting the provisions of this Agreement.  This divestiture will take place through several processes including the sale of its existing power generation facilities at auction.  The goals of the asset auctions are to maximize the net Total Transaction Value (“TTV”), which reflects all of the cash and non-cash elements of the transaction(s), realized from the sale(s) in order to minimize Stranded Costs, to provide a market-based determination of Stranded Costs, and to establish a competitive energy market, while at the same time providing certain employee and host community protections as set forth herein.

The Commission shall have administrative oversight of the auction process and bid selection, including such direction and control as it deems necessary.  Affiliates or subsidiaries of Eversource may not bid on PSNH’s generating assets.  The Commission shall select and supervise an auction advisor to conduct the auction process.  The costs of the auction advisor shall be netted against the auction proceeds.

All purchaser(s) of PSNH’s generation assets shall be required to keep the acquired plants in service for a minimum of eighteen months from the date of the financial closing on the purchase of the plant by the new owner.

The provisions of the existing Collective Bargaining Agreement (CBA) between PSNH and Local 1837 of The International Brotherhood of Electrical Workers governing the “Generation Group,” as modified by the Memorandum of Agreement set forth in Appendix B, shall remain in effect and be binding upon PSNH and the purchaser(s) of the existing generating assets for the term of the CBA.

PSNH shall engage an expert consultant regarding typical divestiture processes and submit testimony from that expert as part of the Commission’s proceeding to review this Agreement.  The costs of such expert shall be recovered by PSNH via its Default Service charge until a financing order is issued.  The other Settling Parties may also submit testimony regarding divestiture processes.

B.

Timing and Details of the Fossil/Hydro Auctions

The fossil and hydro auction processes will be conducted by a qualified auction advisor whose primary objective will be to maximize the realized value of the fossil and hydro generation assets.  A secondary objective of the auction processes, to the extent not inconsistent with the primary objective, will be to accommodate the participation of municipalities that host generation assets and to fairly allocate among individual assets the sale price of any assets that are sold as a group.   The thermal and remote combustion assets (collectively the “Fossil assets”) and the hydro assets may be divested pursuant to separate auction processes.  Similar to other regional generation asset auctions, the fossil and hydro auction processes are anticipated to consist of an initial, nonbinding bid phase (“Initial Phase”) followed by subsequent bidding phases.  In the Initial Phase, interested parties will be given access to the data room, invited to ask preliminary questions, and conduct initial due diligence.  Following the Initial Phase, the auction manager, subject to final approval by the Commission, shall select a group of qualified bidders that are permitted to participate in subsequent bidding phases, and will disclose any mandatory groupings of the assets for bidding.  Any municipalities providing notice to the Commission of their desire to bid on generating assets shall automatically be qualified to participate beyond the Initial Phase.  Following the Initial Phase, qualified bidders will be given the opportunity to conduct detailed due diligence, ask detailed questions, visit the sites and submit binding bids.

Conduct of the auction will be under the oversight and administration of the Commission, with the Commission retaining such direction and control as it deems necessary.  Interested parties will be provided information regarding the assets subject to auction via a secure internet web site, data room information, transaction documents, and other means as deemed necessary and appropriate. A designated advisor will serve as the intermediary for communications from bidders throughout the bidding process.

C.

Facilities

The PSNH fossil/hydro generating assets to be divested via auction are generally listed below.  Detailed descriptions of the assets will be provided as part of the divestiture process.

1.  Thermal Facilities:

a.  Merrimack Station

Merrimack Station is located south of the Garvins Falls Hydroelectric Project, along the Merrimack River in Bow, New Hampshire.  Generating units include coal-fired Units 1 and 2 and peaking units CT1 and CT2.

b.  Newington Station

Newington Station is located on a site of more than 50 acres, along the banks of the Piscataqua River in Newington, New Hampshire.  Generation includes oil or gas fueled Unit 1.

c.  Schiller Station

Schiller Station is located east of Newington Station, on the southerly shore of the Piscataqua River in Portsmouth, New Hampshire.  Generating units include coal or oil fired Units 4 and 6, biomass or coal fired Unit 5, and peaking unit CT1.

2.  Hydro Facilities:

a.  Smith Station

Smith Station is located on the Androscoggin River in Berlin, Coos County, New Hampshire near the confluence of the Dead River and the Androscoggin River.

b.  Gorham Station

Gorham Station is located on the Androscoggin River in the Town of Gorham, Coos County, New Hampshire, near the confluence of the Peabody River and the Androscoggin River.

c.  Androscoggin Reservoir Company (ARCO)

Hydroelectric stations on the Androscoggin River receive headwater benefits from ARCO.  PSNH is a 12.5 percent owner in ARCO.

d.  Canaan Station

Canaan Station is located on the northern Connecticut River in the towns of Canaan, Vermont and Stewartstown  (West Stewartstown Village), New Hampshire.

e.  Ayers Island Station

Ayers Island Station is located on the Pemigewasset River approximately 12 miles upstream from the U.S. Army Corps of Engineers’ Franklin Falls Flood Control Dam in the Towns of Bristol, Bridgewater, Ashland and New Hampton, New Hampshire.

f.  Eastman Falls Station

Eastman Falls Station is on the Pemigewasett River in Franklin, New Hampshire.

g.  Amoskeag Station

Amoskeag Station is located on the Merrimack River in Manchester, New Hampshire, downstream from Hooksett Station.

h.  Hooksett Station

Hooksett Station is located on the east side of the Merrimack River in Hooksett, New Hampshire, downstream from the Garvins Falls Station and Merrimack Station, and upstream from Amoskeag Station.

i.  Garvins Falls Station

Garvins Falls is located on the Merrimack River in Bow, New Hampshire.

j. Jackman Station

Jackman Station consists of a dam, located on Franklin Pierce Lake, and a penstock, surge tank and powerhouse, located in Hillsborough, New Hampshire.

3.  Remote Combustion Turbines:

a.  Lost Nation Combustion Turbine

The Lost Nation Combustion Turbine is located in the town of Northumberland, New Hampshire.

b.  White Lake Combustion Turbine

The White Lake Combustion Turbine is located in the town of Tamworth, New Hampshire.

D.

Approvals

Various approvals have been identified as being required prior to the closing of any sale resulting from the fossil and hydro auctions or other sale process.  PSNH shall cooperate with the winning bidders to achieve these and any other necessary approvals:

1.

Federal

Federal approvals will be required from FERC for the transfer to the buyer of any jurisdictional facilities, the jurisdictional hydroelectric projects and FERC licenses, and the Interconnection and Operation Agreement.

The pre-merger notification requirements of the Hart-Scott-Rodino Act may require PSNH and the buyer to file notification regarding the intended sale.

2.

State

In addition to approvals required from the Commission, the following State approvals may also be required:

Approval may be required by the Vermont Public Service Board under Vt. Stat. tit. 30, §109 for the sale of PSNH’s generating plant located in Canaan, Vermont.

Approval may be required from the Maine Public Utilities Commission under Me. Rev. Stat. tit. 35-A, §1101 for the sale of PSNH’s minority interest in the Wyman 4 generating station located in Maine.

Approvals and appropriate findings may be required from state regulators under 18 CFR 366.7.

3.

Other

The asset sales may require prior consent of certain lenders under PSNH’s existing credit agreements. In addition, the sales may require additional regulatory approvals that will be based on the identity and regulatory requirements applicable to the selected buyer(s) of the divested assets.  Approvals may also be required to transfer various licenses, permits, and other authorizations.

E.  Power Purchase Agreements

PSNH shall retain PPAs and sell the energy and capacity from those agreements into the market, with the difference between the contract costs and the market revenues associated with the PPAs’ energy and capacity to be recovered through the SCRC.  RECs from such PPAs will be managed prudently to benefit customers.

F.

Wyman Unit 4

PSNH’s minority ownership interest in Wyman Unit 4, located in Yarmouth, Maine, will be offered for sale and may be sold outside of the auction process or dealt with as deemed appropriate by the Commission.

G.

Failed Auction

The Commission and PSNH will make reasonable efforts to assure that a successful auction occurs.   These efforts shall be consistent with the objective of maximizing the TTV of the sale of PSNH’s generation assets.

Should generation assets be left unsold as a result of the auction process or as a result of the Commission not approving a sale, the Commission shall initiate a new divestiture process for such unsold assets no later than ninety days from the date of the Commission’s order approving the sale of the other generating assets or direct PSNH to pursue retirement of such unsold assets in an economic manner, with recovery of the prudent costs of such retirement via the SCRC, including costs such as environmental, decommissioning, penalties imposed based upon capacity obligations, and employee protection costs.  Should a second divestiture process also result in a failed auction, the retirement option for any such unsold generating assets will be pursued in an economic manner overseen by the Commission as quickly as reasonably possible.  Until such asset is divested or retired, PSNH shall retain the assets, entitlements, or obligations, operate them prudently, and bid the output into the market with the net of costs and revenues included in Part 2 of the SCRC.

H.  Property Taxes

To help ensure economic stability of New Hampshire municipalities impacted by divestiture of PSNH’s generating assets, PSNH shall make property tax stabilization payments that ramp down on a straight-line basis and phase out over a period of three tax years following divestiture to the municipalities where the generating facilities listed in Section IV(C), are located, to the extent that the purchase price of the asset is less than the municipality’s imputed fair market value as expressed by the municipality’s assessed value of the asset multiplied by the New Hampshire Department of Revenue Administration’s median equalization ratio for the subject municipality.

All such property tax stabilization payments shall be calculated as follows:

1.  Fossil and Remote Combustion Assets

For the fossil and remote combustion assets, the baseline assessment shall be the final, unappealable market value assessment for property tax purposes of the generating asset by a municipality for the most current period prior to the closing on the sale of the asset.  Property tax stabilization payments shall be made to the municipality on the same schedule that normal property tax payments would be due.  However, if the market value assessment for property tax purposes of the generating asset by the municipality for the period prior to the closing on the sale of the asset is under appeal, then the property tax stabilization payments shall be delayed until all such appeals have ended and a final, unappealable value has been established.

In the first year following divestiture, the property tax stabilization payment amount shall be the difference in taxes between the baseline assessment and the new market value assessment established by the municipality based upon the generating asset’s purchase price.  This shall be the “initial amount.”  In the second year following divestiture, the property tax stabilization payment amount shall equal two-thirds of the initial amount.  In the third year following divestiture, the final property tax stabilization payment amount shall equal one-third of the initial amount.

2.  Hydro Assets

For the hydro assets, the baseline assessment shall be the municipality’s 2014 market value assessment for property tax purposes of the hydro asset. Property tax stabilization payments shall be made to the municipality on the same schedule that normal property tax payments would be due.  In the first year following divestiture, the property tax stabilization payment amount shall be the difference in taxes between the baseline assessment and the new market value assessment established by the municipality based upon the generating asset’s purchase price.  This shall be the “initial amount.”  In the second year following divestiture, the property tax stabilization payment amount shall equal two-thirds of the initial amount.  In the third year following divestiture, the final property tax stabilization payment amount shall equal one-third of the initial amount.

However, if the 2014 assessment is under appeal at the time of the closing on the sale of the asset, the baseline assessment for the asset shall be the municipality’s assessed value of the asset for the most recent period prior to 2014 for which a final, unappealable market value assessment for property tax purposes has been established.  Property tax stabilization payments shall be made to the municipality on the same schedule that normal property tax payments would be due.  In the first year following divestiture, the property tax stabilization payment amount shall be fifty percent (50%) of the difference in taxes between the baseline assessment and the new market value assessment established by the municipality based upon the generating asset’s purchase price.  This shall be the “initial amount.”  In the second year following divestiture, the property tax stabilization payment amount shall equal two-thirds of the initial amount.  In the third year following divestiture, the final property tax stabilization payment amount shall equal one-third of the initial amount.

Upon the determination of the final, unappealable market value assessment for property tax purposes of the generating asset by a municipality for 2014, property tax stabilization payments shall be reconciled to the final, unappealable 2014 assessment.  PSNH agrees that for those hydro assets where no abatement application was filed for the 2014 assessment, PSNH shall not appeal subsequent assessments made prior to the closing on the sale of such asset unless the municipality’s assessment is greater than the unappealed 2014 assessment.

V.

CLEAN ENERGY AND ENERGY EFFICIENCY COMMITMENTS

A.  Creation of a Clean Energy Fund

Upon closing on the RRBs, PSNH agrees to provide $5 million to capitalize a Clean Energy Fund, such amount not to be recovered from customers.  Details regarding the Clean Energy Fund will be established via a collaborative process overseen by Commission Staff and the Office of Energy and Planning.  General principles governing the uses of the Clean Energy Fund and any programs supported by the Fund will include but not be limited to:

innovation in achieving clean energy benefits; leveraging of various sources of funds including attracting private capital to the fund and to programs supported by the fund; expanding access to clean energy across customer classes in a cost-effective manner; and avoiding undue administrative costs.

B.  Collaboration in Furtherance of Energy Efficiency and Distributed Energy Targets

PSNH also agrees to work with interested parties to establish and implement increased energy efficiency savings and distributed energy investment targets.  PSNH shall be allowed recovery of all prudent costs associated with the energy efficiency and distributed energy investments required to meet these targets.  Such recovery will occur via the System Benefits Charge or other non-bypassable charge or rate approved by the Commission.

VI.

    MARKETING OF ENERGY

A.

Prudent Operation of PSNH Generating Assets

Notwithstanding any other provisions of this Agreement, PSNH will be responsible for prudently operating its fossil/hydro generating assets, and for prudently managing the generation-related entitlements and purchase obligations in which it retains an interest until such time as they are sold or transferred to another entity, retired, or a purchase obligation terminates.  Within 45 days of the Commission’s approval of this Settlement Agreement, but no later than February 15, 2016, PSNH shall file with the Commission a plan for its generation related capital and maintenance expenditures for the subsequent one-year period.  PSNH shall file a new plan annually until the sale or retirement of PSNH’s final generation asset. PSNH shall not increase or decrease expenditures by more than 20% from the plan as filed without prior Commission approval.  In addition, PSNH shall continue to bid its generating assets into the ISO-NE forward capacity markets in order to preserve the value of those assets.  If PSNH wishes not to bid into an ISO-NE forward capacity market auction, it must file a written request with the Commission with 30-days advanced notice and receive an order from the Commission approving its request.  The costs incurred or revenues received in compliance with these requirements will be recovered by PSNH as part of its default service rate or as a stranded cost, as timing dictates.

B.

Purchases from Qualifying Facilities (“QFs”), Independent Power Producers (“IPPs”) and Power Purchase Agreements

Unless otherwise found by the Commission or other appropriate authority, for so long as PSNH purchases the output from QFs, IPPs, or pursuant to the PPAs, PSNH shall sell or bid such purchases into the pool at the ISO-NE market clearing price, with the resulting costs or credits recovered via Part 2 of the SCRC as a Non-Securitized Stranded Cost.  Nothing in this Agreement shall be construed as limiting the Commission’s authority with respect to determining an electric distribution company’s purchase obligation of QF or IPP output.

C.

Procedure for Review of Plant Operations and Marketing of Power

PSNH shall annually file a report and such other information as the Commission shall require for review by the Commission supporting PSNH’s plant operations and the results of the sale of the output from PSNH’s plants, entitlements and purchase obligations. Such filings shall be made on a time schedule to be determined by the Commission.

VII.

     EMPLOYEE PROTECTION

As part of the plan to divest generating assets, and consistent with RSA 369-B:3-b, certain commitments have been made to represented and non-represented Affected Employees.  In each case, the employee commitments to be undertaken by the purchaser will also be binding upon any successor or assigns or any other entity acquirer of the purchaser.  Costs associated with subsequent workforce restructuring activities will be borne solely by the purchaser.

A.

Represented Affected Employees

PSNH is a party to a Collective Bargaining Agreement (“CBA”) with the International Brotherhood of Electrical Workers (“IBEW”), Local 1837 in New Hampshire.  The purchaser will be required to assume PSNH’s obligations under the IBEW-PSNH Fossil/Hydro CBA at the closing of the asset sale.

Affected Employees who are employed under the terms of the CBA will be entitled to the employee protections set forth in the CBA as modified by the “Memorandum of

Agreement Extending Current CBA Upon Divestiture by PSNH of any Generating Asset” and its referenced “Exhibit A” and “Exhibit B” attached hereto as Appendix B.

B.  Non-Represented Affected Employees

PSNH or Eversource shall provide employee protections to non-represented Affected Employees of PSNH or Eversource as required by RSA 369-B:3-b.  As a condition of the sale of PSNH's generation assets, the purchaser(s) will be required to assume employee protection obligations to non-represented Affected Employees required by RSA 369-B:3-b.

VIII.

EXEMPT WHOLESALE GENERATOR STATUS

Should any entity to whom PSNH sells its generating assets desire to seek Exempt Wholesale Generator status, the Settling Parties agree that they will support the purchaser's efforts to obtain any necessary approvals and findings from the Commission and/or FERC, as applicable.

IX.

SECURITIZATION OF STRANDED COSTS

A.

Role of Securitization in Settlement

The Settling Parties recognize that securitization is a useful tool for reducing customers' costs and maximizing customer benefits. The issuance of RRBs will allow PSNH to reduce its cost of capital, thereby significantly reducing rates for customers.  Securitization is expected to account for a material portion of the customer cost savings that will be achieved when this Agreement is implemented.

B.

Legislation

Legislation (SB221) deemed necessary and acceptable to the Settling Parties to effectuate the terms of this Agreement and to allow the successful issuance of RRBs is attached hereto as Appendix A.  SB221, if enacted, would amend RSA Chapter 369-B and RSA 374-F:3, V (c).  Should SB221 not be enacted, such event shall be a failure of a condition precedent to the effectiveness of this Agreement.  If SB221 is enacted in a form that differs in any material term from the draft legislation as it appears in Appendix A, any Settling Party shall have the right to withdraw from this Agreement.

Such legislation authorizes, among other things, the securitization financing contemplated by this Agreement via the creation by the Commission of an irrevocable property right to bill and collect a non-bypassable RRB Charge in amounts sufficient to recover RRB Costs associated with the RRBs.  Such irrevocable property right will be referred to as “RRB Property.”

Pursuant to RSA Chapter 369-B as amended by the draft legislation, the State of New Hampshire will pledge, contract, and agree that neither the State nor any agency thereof, including the Commission, will limit or alter the RRB Charge, securitized Stranded Costs, RRB Property, or the finance order and all rights thereunder, until the RRBs and any interest, fees and expenses associated therewith are fully discharged, unless adequate provision is made for the protection of the owners or holders.  The legislation also provides that RRB Property may be sold in a true sale transaction to a SPSE in order to facilitate the issuance of RRBs and directs the Commission to adjust the RRB Charge periodically in order to ensure the timely recovery of RRB Costs (see the description of the True-Up Mechanism herein).

The RRB Charge will be non-bypassable pursuant to RSA 374-F:3 and RSA Chapter 369-B, and as provided in Section III.

C.

Commission Order

Securitization will require the expeditious prior approval by the Commission in the form of a finance order which includes the transaction description, certain findings, orders and approvals.  PSNH will request findings that will maximize the likelihood of achieving a Triple-A Rating on the RRBs and the marketability of the RRB issuance.  PSNH will make filings necessary in order to allow the Commission to issue the finance order concurrently with the Commission’s approval of bids for the sale of PSNH’s generating assets.

The Commission will be requested, among other things, to: (i) approve the issuance of RRBs in an amount sufficient to refinance the unrecovered net book value of PSNH’s generation assets, unrecovered deferrals, transaction costs, tax stabilization payments, employee protections, and other costs set forth herein consistent with RSA Chapter 369-B as amended by the draft legislation in Appendix A, less the $25 million in deferred equity return on the scrubber which PSNH has agreed to forego; (ii) approve the organization and capitalization of the SPSE to which the RRB Property will be sold; (iii) establish the RRB Property and the RRB Charge; (iv) provide for the periodic adjustment of the RRB Charge via the True-Up Mechanism described herein; (v) approve the general structure and terms of the RRBs (as summarized below); (vi) approve the servicing of the RRB Charge by PSNH, as provided below in this Section IX, as the initial servicer for the RRB Property (the “Servicer”), or any successor Servicer, under a servicing agreement (the “Servicing Agreement”); and, (vii) declare the finance order irrevocable pursuant to RSA Chapter 369-B as amended by the draft legislation.

D.

RRB Transaction Overview

The finance order sought by PSNH will, among other things, require approval of the following aspects of the RRB transaction, finding that they are consistent with achieving the targeted Triple-A Rating and therefore the lowest cost on the RRBs.

1.

Sale of RRB Property

a.  PSNH will form a bankruptcy-remote, wholly owned Special Purpose Securitization Entity (“SPSE”).

b.  Pursuant to Revenue Procedure 2005-61 issued by the Internal Revenue Service dated September 12, 2005, (and/or other applicable Internal Revenue Service guidance), PSNH will capitalize the SPSE in an amount anticipated to be at least 0.50% of the initial principal balance of RRBs.  These funds will be deposited in the Reserve Subaccount (see Section IX(D)(5)(b)).  This capitalization is required in order that PSNH may treat the RRB issuance by the SPSE as debt for tax purposes.

c.   PSNH will sell the RRB Property to the SPSE in a transaction which will be intended and treated as a legal true sale and absolute transfer to the SPSE.  A true sale of RRB Property to a bankruptcy-remote SPSE provides that, in the event of a PSNH bankruptcy, the RRB Property owned by the SPSE will not become a part of the PSNH bankruptcy estate and PSNH creditors will have no recourse to the RRB Property or the RRB Charge.

2.

Issuance of RRBs

a.  The SPSE will issue RRBs in one or more series, each of which may be offered in one or more classes having a different principal amount, term, interest rate and amortization schedule.  To the extent allowed by the Commission in the finance order, the form, term, interest rate (whether fixed or variable), repayment schedule, classes, number and determination of credit ratings and other characteristics of RRBs will be determined at the time of pricing based on then-current market conditions, in order to achieve the most reasonable financing possible.  Under certain circumstances, the RRBs may be subject to call provisions and may be refinanced through a subsequent issuance of RRBs to the extent such refinancing would result in a lower interest cost associated with the RRBs refinanced.  Prior to the RRB issuance, PSNH will make an informational filing with the Commission consisting of an “Issuance Advice Letter” setting forth the final terms of the RRBs.

b.  RRBs will be non-recourse to PSNH and its assets and will not be secured by a pledge of the general credit, full faith or taxing power of the State of New Hampshire or any agency or subdivision of the State of New Hampshire.

c.  The targeted rating on the RRBs is a Triple-A Rating.

d.  The RRB Charge will be billed until the RRBs are fully amortized and all costs related thereto have been paid, but in no event after the legal final maturity.

e.  RRBs will be secured by all of the assets of the SPSE, including without limitation: (i) the RRB Property; (ii) the rights of the SPSE under all transaction documents such as the purchase agreement by which the SPSE acquires all rights in the RRB Property (and including any swap agreements in place with respect to floating rate RRBs); (iii) the Servicing Agreement by which PSNH, or any successor servicer, acts as Servicer for the RRB Property; (iv) the Collection Account (as summarized below); (v) certain investment earnings on amounts held by the SPSE; and (vi) the capital of the SPSE.

f.  RRBs will be repaid through the collection of the RRB Charge as described in Section III (A).

g.  The RRB Charge will be non-bypassable as provided in Section III (A).

3.

Servicing of RRBs

a.  On behalf of the SPSE, PSNH will initially act as the Servicer for the RRB Property, and PSNH, or any successor Servicer, will be responsible for calculating, billing, collecting, and remitting the RRB Charge.

b.  In consideration for its servicing responsibilities, PSNH or any successor Servicer will receive a periodic servicing fee which will be recovered through the RRB Charge. In the event of a failure of any customer to pay the RRB Charge, PSNH, as Servicer, or any utility successor to PSNH, is authorized to disconnect service to such customer to the same extent that a public utility may, under applicable law and regulations, disconnect service to a customer who fails to pay any charge.  If PSNH is replaced as Servicer due to its imprudence, the Commission may consider such lost periodic servicing fees when determining new Delivery Charge rates.

c.  In the event that the Commission decides to allow billing, collection, and remittance of the RRB Charge by a third party supplier within the PSNH Service Territory, such authorization must be consistent with the rating agencies’ requirements necessary for the RRBs to receive and maintain the targeted Triple-A Rating.

d.  PSNH or any successor Servicer will periodically remit (as frequently as required by the rating agencies) collections of the RRB Charge to the SPSE.  The SPSE will use the RRB Charge remittances to make payments of interest, principal, fees and expenses on the RRBs and to replenish the Reserve Subaccount.

e.  Depending upon the capability of PSNH’s systems at the time of issuance, PSNH may utilize some type of estimation methodology to determine the amount of the RRB Charge to remit to the SPSE; provided, however, that PSNH will remain liable to remit the amount of the RRB Charge that it actually collects.

4.

RRB Charge

a.  The RRB Charge will be established at levels intended to provide for the full recovery of RRB Costs, based upon assumptions including sales forecasts, payment and charge-off patterns, and lags between SCRC billing and collection by the Servicer.

b.  So that the RRB Charge may recover interest payments on the RRBs, it will be calculated to reflect the coupon on the RRBs as determined by market conditions at the time of issuance.

c.  The RRB Charge will be billed until the RRBs are fully amortized and all costs related thereto have been paid, but in no event after the legal final maturity.

5.

Credit Enhancement; Overcollateralization and True-Up

Mechanism

a.  In order for the RRBs to receive the targeted Triple-A Rating, the exposure to losses due to, among other things, shortfalls in projected sales of energy, longer-than-expected delays in bill collections, and higher-than-estimated uncollectable accounts must be minimized.  This will be accomplished with various forms of credit enhancement described in the finance order, including the various components of the Collection Account and the True-Up Mechanism described below.

b.  The RRB Charge collections will be deposited into an interest bearing Collection Account, which is expected to consist of a General Subaccount (which will hold the collections with respect to principal, interest, fees, and expenses) and at least two other subaccounts: the Reserve Subaccount (which will hold PSNH’s initial capital contribution to the SPSE) and the Overcollection Subaccount (which will hold any excess collections of the RRB Charge as described below).  RRB Charge collections in excess of scheduled payments of interest, principal, fees and expenses on RRBs will be allocated to: (i) the Reserve Subaccount to the extent the amount therein has been reduced to below the initial capital contribution; and (ii) the Overcollection Subaccount for any remaining amounts.  To the extent that the RRB Charge collections are insufficient to make scheduled payments of interest, principal, fees and expenses on RRBs during any period, the subaccounts will be drawn upon to make up the difference in the order approved by the rating agencies.

c.  The RRB Charge will be calculated (both initially and as a result of the True-Up Mechanism) to recover all of the RRB Costs.

d.  The RRB Charge will be adjusted up or down pursuant to the True-Up Mechanism in accordance with the specific methodology described in the finance order.  At the times specified in the order and as approved by the Commission, an RRB Charge adjustment will be requested such that, during the period for which that RRB Charge will be billed, RRB Charge collections will be sufficient to: (i) pay principal and interest on the RRBs in accordance with the expected amortization schedule; (ii) pay fees and expenses related to RRBs; (iii) maintain the Reserve Subaccount balance at the required level; and (iv) reduce the balance in the Overcollection Subaccount to zero.  During the twelve months prior to the expected maturity date and thereafter until the legal maturity date, PSNH may, at its option, initiate quarterly or monthly True-Up Mechanism reconciliations.  When the RRBs are fully paid, any balance in the Reserve Subaccount will be returned to PSNH.   When the RRBs are fully paid, any balance in the Overcollection Subaccount will be used to reduce the Part 2 Stranded Costs.

The Settling Parties acknowledge that the ultimate form of the RRBs, the RRB Charge, and the manner in which the RRBs are serviced and trued up shall depend on the requirements of ratings agencies, tax considerations, the requirements and limits of PSNH’s systems and other relevant considerations.

E.

Proceeds

The SPSE will transfer the proceeds it receives from the issuance of the RRBs to PSNH as consideration for the RRB Property.  PSNH shall account for the proceeds of securitization according to the terms of this Agreement to recognize recovery of stranded costs, cost and revenue deferrals, transaction costs, tax liabilities, employee protections, tax stabilization payments, decommissioning, asset retirement, and environmental costs and liabilities and to recoup its investments in generation assets per the terms of this Agreement, up to the extent of the proceeds received as directed by the Commission.

X.

    PROCEEDINGS TO BE TERMINATED UPON IMPLEMENTATION OF SETTLEMENT

The two Commission proceedings set forth below shall be closed upon the latter of a) the enactment of the draft legislation contained in Appendix A; and, b) Commission approval of this Agreement.

1.

 Docket No. DE 11-250, “Investigation of Scrubber Costs and Cost Recovery.”

2.

Docket No. DE 14-238, “Determination Regarding PSNH's Generation Assets.”

The Settling parties request that following closure of Docket No. DE 14-238, the Commission open a docket with appropriate ongoing proceedings to address the administration of the divestiture auction, issuance of a finance order implementing RRBs, and calculation and reconciliation of the stranded costs recovery charge.

XI.

    CONDITIONS FOR IMPLEMENTING THE SETTLEMENT

All conditions set forth in this section must be met to the satisfaction of all Settling Parties as a condition precedent to implementation of this Agreement, and the Settling Parties hereby agree to take all reasonable measures to ensure fulfillment of these conditions.  The failure of any of these conditions to be fulfilled will result in termination of the Agreement, subject to the provisions of Section XII (D).

A.  The Commission must approve this Agreement by a Final Order, without condition or modification, unless otherwise agreed to by the Settling Parties as provided in Section XII (D).

B.    Legislation must be enacted as set forth in Appendix A hereto, or in such other form as is acceptable to PSNH and Eversource.

C.  All parties to the PSNH 1999 Restructuring Settlement Agreement must agree that the PSNH 1999 Restructuring Settlement Agreement is rescinded and superseded upon satisfaction of the conditions set forth in Section XI, A & B, above.

XII.

    MISCELLANEOUS

A.

Applicable Law

This Agreement shall be governed by the laws of the State of New Hampshire.  The Settling Parties agree that any disputes regarding this Agreement will be subject to the jurisdiction of the Commission and the appellate jurisdiction of the New Hampshire Supreme Court.

B.

Successors and Assigns

The rights conferred and obligations imposed on the Settling Parties to this Agreement shall be binding on or inure to the benefit of their successors in interest or assignees as if such successor or assignee was itself a Signatory hereto.

C.

Entire Agreement

This Agreement contains the entire agreement among the Settling Parties respecting the subject matter herein.  Conditioned upon Commission approval of this Agreement, and the consent of all the parties to the PSNH 1999 Restructuring Settlement Agreement, this Agreement supersedes all prior agreements and understandings between the Settling Parties, including all prior Term Sheets and the PSNH 1999 Restructuring Settlement Agreement.  The agreements contained herein are interdependent and not severable, and they shall not be binding upon, or deemed to represent positions of, the Settling Parties if they are not approved in full and without modification or condition by the Commission subject to subsection D of this section, below.

D.

General Provisions

If the Commission does not approve this Agreement in its entirety and without modification or condition, the Settling Parties shall have an opportunity to amend or terminate this Agreement.  If terminated, this Agreement shall be deemed withdrawn and shall not constitute a part of the record in any proceeding or be used for any purpose.

This Agreement is the product of settlement negotiations.  The content of those negotiations shall be privileged and all offers of settlement and all documents or discussions related thereto shall be without prejudice to the position of any party or participant presenting such offer.

The Settling Parties agree to support this Agreement before the Commission and in any related legal proceedings or legislative inquiries or hearings, to oppose legislation inconsistent with this Agreement, and to take all such action as is necessary to secure approval and implementation of the provisions of this Agreement.

Signed this 10th day of June, 2015.

/s/ JAMES J. JUDGE James J. Judge Executive Vice President and Chief Financial Officer Eversource Energy	/s/ WILLIAM J. QUINLAN William J. Quinlan President Public Service Co. of New Hampshire d/b/a Eversource Energy
/s/ MEREDITH A. HATFIELD Meredith A. Hatfield Director N.H. Office of Energy and Planning	/s/ SUSAN W. CHAMBERLIN Susan W. Chamberlin Consumer Advocate Office of Consumer Advocate
/s/ THOMAS C. FRANTZ Thomas C. Frantz Director-Electric Division N.H. Public Utilities Commission Signing Individually as Designated Advocate Staff	/s/ F. ANNE ROSS F. Anne Ross General Counsel N.H. Public Utilities Commission Signing Individually as Designated Advocate Staff
/s/ JEB BRADLEY Senator Jeb Bradley New Hampshire Senate District 3	/s/ DAN FELTES Senator Dan Feltes New Hampshire Senate District 15
/s/ THOMAS F. RYAN Thomas F. Ryan Assistant Business Manager Local No. 1837 of the International Brotherhood of Electrical Workers	/s/ THOMAS F. IRWIN Thomas F. Irwin Vice-President and CLF New Hampshire Director Conservation Law Foundation
/s/ MICHAEL E. HACHEY Michael E. Hachey Vice President TransCanada Hydro Northeast Inc., and TransCanada Power Marketing Ltd.	/s/ JASMIN BERTOVIC Jasmin Bertovic Vice President TransCanada Hydro Northeast Inc., and TransCanada Power Marketing Ltd.

/s/ DAN DOLAN Dan Dolan President New England Power Generators Association, Inc.	/s/ DANIEL W. ALLEGRETTI Daniel W. Allegretti Retail Energy Supply Association
/s/ KATE EPSEN Kate Epsen Executive Director New Hampshire Sustainable Energy Association d/b/a NH CleanTech Council	/s/ CHRISTOPHER L. BOLDT Christopher L. Boldt City Attorney City of Berlin*

*  Subject to ratification by the Berlin City Council at a public meeting.

APPENDIX A  - LEGISLATION NECESSARY FOR THE EFFECTIVENESS OF THIS AGREEMENT

SB 221-FN - AS AMENDED BY THE HOUSE

03/26/2015 1026s

03/26/2015 1124s

3June2015… 1926h

2015 SESSION

15-0928

06/05

SENATE BILL 221-FN

AN ACT relative to electric rate reduction financing.

SPONSORS: Sen. Bradley, Dist 3

COMMITTEE: Energy and Natural Resources

AMENDED ANALYSIS

This bill permits the public utility commission to issue finance orders that authorize the issuance of certain rate reduction bonds in accordance with the 2015 settlement proposal, or if the commission orders divestiture, regarding cost recovery of the Merrimack Station scrubber and divestiture of PSNH’s remaining generation plants.

The bill also clarifies employee protections in the event of the divestiture or retirement of PSNH generation assets.

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Explanation: Matter added to current law appears in bold italics.

Matter removed from current law appears [~~in brackets and struckthrough~~]

Matter which is either (a) all new or (b) repealed and reenacted appears in regular type.

03/26/2015 1026s

03/26/2015 1124s

3June2015… 1926h

15-0928

06/05

STATE OF NEW HAMPSHIRE

In the Year of Our Lord Two Thousand Fifteen

AN ACT relative to electric rate reduction financing.

Be it Enacted by the Senate and House of Representatives in General Court convened:

1 New Paragraph; Electric Rate Reduction Financing and Commission Action; Findings and Purpose. Amend RSA 369-B:1 by inserting after paragraph XV the following new paragraph:

XVI. It is in the public interest for the commission to issue a finance order that is subject to the requirements of this chapter and that securitizes any stranded costs resulting from the divestiture of all or some of PSNH’s generation assets, if the commission approves the 2015 settlement proposal or otherwise orders divestiture of all or some of PSNH’s generation assets.

2 Electric Rate Reduction Financing and Commission Action; Definitions; Rate Reduction Bonds. Amend RSA 369-B:2, X to read as follows:

X. “Rate reduction bonds” (“RRB”) means bonds, notes, certificates of participation or beneficial interest, or other evidences of indebtedness or ownership, issued pursuant to an executed indenture or other agreement of a financing entity, in accordance with this chapter, 1999, 289:3, I and II, [~~and~~] or RSA 369-A, the proceeds of which are used, directly or indirectly, to provide, recover, finance, or refinance RRB costs, and which, directly or indirectly, are secured by, evidence ownership interests in, or are payable from, RRB property.

3 New Subparagraph; Electric Rate Reduction Financing and Commission Action; Definitions; RRB Costs. Amend RSA 369-B:2, XIV by inserting after subparagraph (f) the following new subparagraph:

(g) Expenditures incurred to implement the 2015 settlement proposal or other divestiture of all or some of PSNH’s generation assets as ordered by the commission.

4 Electric Rate Reduction Financing and Commission Action. Amend RSA 369-B:2, XVI to read as follows:

XVI.    “Security interest” means a security interest as defined in RSA 382-A:1-201[~~(37)~~](b)(35).

5 Electric Rate Reduction Financing and Commission Action; Definitions; Service Territory. Amend RSA 369-B:2, XVII to read as follows:

XVII. “Service territory” means, with respect to any electric utility, the geographic area established by the commission as the retail electric service territory of such electric utility, as such territory is depicted on the “Electric Utilities Franchise Areas” map issued by the commission, dated [~~July 1, 1993~~] February 13, 2015, together with any other geographic area in which such electric utility actually provided retail electric service on such date and any new geographic areas in which such electric utility is granted a franchise for the provision of retail electric service subsequent to such date.

6 New Paragraph; Electric Rate Reduction Financing and Commission Action; Definitions; 2005 Settlement Proposal. Amend RSA 369-B:2 by inserting after paragraph XVII the following new paragraph:

XVIII. “2015 settlement proposal” means the “2015 Public Service Company of New Hampshire Restructuring and Rate Stabilization Agreement” reached by and between PSNH, the New Hampshire office of energy and planning, the New Hampshire consumer advocate and any other settling parties in Dockets DE 11-250 and DE 14-238 before the commission regarding cost recovery of the Merrimack Station scrubber and divestiture of PSNH’s remaining generation plants.

7 Electric Rate Reduction Financing and Commission Action; Authority to Issue Finance Orders to Finance RRB Costs. Amend RSA 369-B:3, I to read as follows:

I. The commission is authorized, upon the petition of an electric utility and after a hearing, to issue one or more finance orders pursuant to which rate reduction bonds shall be issued, if the commission finds that the issuance of such finance order or finance orders is in the public interest as set forth in RSA 369-B:1, IX or RSA369-B:1, XVI, as applicable. Any finance order adopted pursuant to 1999, 289:3, I and II prior to the effective date of this chapter shall, following the effective date of this chapter, be deemed to be authorized by this chapter, provided the commission has made the required finding pursuant to RSA 369-B:3, IV(b).

8 Electric Rate Reduction Financing and Commission Action; Authority to Issue Finance Orders to Finance RRB Costs. Amend RSA 369-B:3, IV(b)(16) to read as follows:

(16) No finance order shall be final or effective until PSNH and NU have agreed to dismiss with prejudice on competition day PSNH’s and NU’s claims and causes of action in all pending litigation associated with the implementation of RSA 374-F, including civil action No. 97-97-JD (New Hampshire) / 97-121 L (Rhode Island)[~~.~~]; and/or

(c) Authorize the issuance of rate reduction bonds in an amount sufficient to fund stranded costs, deferrals, transaction costs, tax liabilities, employee protections, payments in lieu of taxes, and other expenditures as contemplated in the 2015 settlement proposal, if approved by the commission, or if the commission orders divestiture of all or some of PSNH’s generation assets. The net benefits of accumulated deferred income taxes relating to amounts that will be recovered through any such issuance of rate reduction bonds shall be credited to retail customers by reducing the amount of such rate reduction bonds that would otherwise be issued by the net present value of the related tax cash flows, using a discount rate equal to the expected interest rate on such rate reduction bonds. This authorization is in addition to any amount authorized in subparagraph (a) or (b).

9 Electric Rate Reduction Financing and Commission Action; Authority to Issue Finance Orders to Finance RRB Costs. Amend RSA 369-B:3, V to read as follows:

V. Any finance order that expressly states each and every one of the conditions as set forth in RSA 369-B:3, IV, if any, and finds that the finance order is consistent with all of these conditions, shall be deemed to satisfy the conditions and requirements of RSA 369-B:3, IV. If such finance order so satisfies the conditions, if any; and requirements of RSA 369-B:3, IV and satisfies the other requirements of this chapter, then such finance order shall be deemed to be authorized by, and issued pursuant to, this chapter.

10 Electric Rate Reduction Financing and Commission Action; Divestiture of PSNH Generation Assets. RSA 369-B:3-a is repealed and reenacted to read as follows:

369-B:3-a Divestiture of PSNH Generation Assets; Review of 2015 Settlement Proposal.

I. The general court finds that divestiture of PSNH’s generation plants and securitization of any resulting stranded costs pursuant to RSA 369-B:3, IV(c) is in the public interest, subject to the provisions of paragraph III.

II. As part of an expedited proceeding, the commission shall review the 2015 settlement proposal and determine whether its terms and conditions are in the public interest. Notwithstanding RSA 374-F:3, VI, the commission may incorporate rate designs that fairly allocate the costs of divestiture of PSNH’s generation plants among customer classes. As part of its review of the 2015 settlement proposal, the commission shall take into account the impact on all PSNH customer classes, and shall consider the impacts on the economy in PSNH’s service territory, the ability to attract and retain employment across industries, and whether the proposed rate design fairly allocates the costs of divestiture of PSNH’s generation plants among customer classes. The commission may approve or reject the 2015 settlement proposal, or condition its approval on any modification of the terms and conditions that it determines to be necessary to meet the public interest standard, so long as any order to divest provides for recovery of stranded costs and such other costs of divestiture as may be approved by the commission. If the commission conditions its approval, the settling parties may amend or terminate the 2015 settlement proposal.

III. Notwithstanding paragraphs I and II, if the commission rejects the 2015 settlement proposal or approves it with conditions that are not acceptable to the settling parties as provided in paragraph II, the commission, as part of the pending expedited proceeding in Docket DE 14-238, Determination Regarding PSNH’s Generation Assets, shall order divestiture of all or some of PSNH’s generation assets if the commission finds that it is in the economic interest of retail customers of PSNH to do so. If it orders divestiture, the commission shall determine the manner in which any assets should be divested; provide for the cost recovery of such divestiture, which cost recovery may include rate reduction bonds as provided in RSA 369-B:3, IV(c); and, notwithstanding RSA 374-F:3, VI, may incorporate rate designs that fairly allocate the costs of divestiture of some or all of PSNH’s generation assets among customer classes. In considering rate designs, the commission shall consider the impacts on the economy in PSNH’s service territory and the ability to attract and retain employment across industries.

IV. Prior to any divestiture of its generation assets, PSNH may modify or retire such generation assets if the commission finds that it is in the economic interest of retail customers of PSNH to do so and provides for the cost recovery of such modification or retirement.

V. On or before October 15, 2015, the commission shall submit to the legislative oversight committee on electric utility restructuring established under RSA 374-

F:5 a progress report concerning the status of the proceedings referred to in this section.

11 Electric Rate Reduction Financing and Commission Action; Employee Protections. Amend RSA 369-B:3-b to read as follows:

369-B:3-b Employee Protections. In the event of divestiture or retirement of any or all of PSNH’s generation assets, [~~the~~] employee protections no less than those set forth in [~~Section X of the original proposed settlement defined in RSA 369 B:2, VIII,~~] the then-current collective bargaining agreement shall be provided to affected employees.

12 Electric Rate Reduction Financing and Commission Action; Issuance of Rate Reduction Bonds. Amend RSA 369-B:5, I to read as follows:

I. An electric utility or financing entity may, from time to time, after approval by the commission in a finance order or orders, issue rate reduction bonds. The power and authority of such electric utility or financing entity to issue such bonds authorized by a finance order pursuant to RSA 369-B:3, IV(a) or (b) shall expire on December 31, 2002.

13 Electric Rate Reduction Financing and Commission Action; Issuance of Rate Reduction Bonds. Amend RSA 369-B:5, VIII through X to read as follows:

VIII. Rate reduction bonds authorized by a finance order pursuant to RSA 369-B:3, IV(a) or (b) shall mature at such time or times approved by the commission in the finance order, but not more than 14 years after competition day.

IX. The state treasurer, or other state official designated by the state treasurer, shall have oversight over the terms and conditions of rate reduction bond issuances, that are authorized by a finance order pursuant to RSA 369-B:3, IV(a) or (b), to assure that the electric utility exercises fiscal prudence and achieves the lowest overall cost for the rate reduction bonds.

X. Subject to the approval of the commission and, in the case of rate reduction bonds authorized by a finance order pursuant to RSA 369-B:3, IV(a) or (b), the oversight of the state treasurer, or other state official designated by the state treasurer, rate reduction bonds issued and at any time outstanding may, if and to the extent permitted under the indenture or other agreement pursuant to which they are issued, be refunded by other rate reduction bonds.

14 Public Utilities Commission; Restructuring of PSNH Ownership of Generation Assets; Recovery of Costs. Notwithstanding RSA 374-F:3, V(c), the

commission may approve recovery of net over-market costs of purchased power agreements entered into pursuant to RSA 362-F:9 through a stranded cost charge as part of a comprehensive restructuring of PSNH’s ownership of generation assets.

15 Effective Date. This act shall take effect upon its passage.

LBAO

15-0928

01/28/15

SB 221-FN - FISCAL NOTE

AN ACT relative to electric rate reduction financing.

FISCAL IMPACT:

The Public Utilities Commission states this bill, as introduced, may have an indeterminable impact on state, county and local expenditures and revenue in FY 2016 and each year thereafter.

METHODOLOGY:

The Public Utilities Commission states this bill directs the State to authorize securitization of stranded costs resulting from the installation of scrubber technology at the Merrimack station only after the parties have reached a settlement.   The Commission states the settlement process is not specified in this bill and the terms of a settlement cannot be known at this time. The Commission reports that in general the securitization of capital costs allows for financing such costs at lower rates than would otherwise be possible. The Commission states such savings may be passed on to ratepayers. However, until a settlement is finalized the fiscal impact of this bill is unknown.

APPENDIX B  - EMPLOYEE PROTECTIONS

Memorandum of Agreement Extending Current CBA Upon Divestiture by PSNH of any Generating Asset

PSNH d/b/a as Eversource Energy, NH (hereinafter referred to as “Eversource NH”) and IBEW, Local 1837 agree to extend the existing collective-bargaining agreement (CBA) for a period of two (2) two years following the divestiture by PSNH of any generating facility currently owned by Eversource NH to another entity or upon the shut-down of any generating facility currently owned by Eversource NH.

For purposes of this agreement and the attached exhibits, the terms “divestiture” and “sale” shall each be defined as the date of the financial closing that effects a transfer of ownership.  “Shut-down” or “closing” of a generation asset shall mean the date that operations cease at the plant and the last employees are terminated.  For employees terminated due to a generation asset shut-down, the provisions of this agreement will apply on the earlier of (1) the employee’s termination date; or (2) the shut-down date.

Any negotiated wage adjustments or benefit changes that are negotiated between Eversource NH and IBEW Local 1837 Utility Group CBA after June 1, 2017 will apply to the employees covered by this agreement until the expiration of this agreement (2 years from the transfer of ownership to a new entity).

Eversource NH agrees that, in the event that it offers any early retirement program to its employees, employees covered by this Memorandum of Agreement would be eligible for such program to the same extent, and under the same conditions, as all other employees so eligible.  This provision applies to employees of each generation asset up to the date of divestiture of that asset.

Upon the execution of this memorandum of agreement (MOA) employees represented by IBEW,  Local  1837 shall  have the right  to  exercise bidding rights as  set  forth  in  Exhibit B.  This MOA (including the Memorandum of Understanding attached as Exhibit A hereto and the Enhanced Bidding Rights agreement attached as Exhibit B hereto) shall be made an addendum to the existing CBA .

For Eversource NH /S/ DANIEL R. MCCALLUM Daniel R. McCallum Labor Relations Date: 5/20/2015	For Local 1837 IBEW /S/ THOMAS F. RYAN Thomas F. Ryan Assistant Business Agent Dated: 5/20/2015 12:00 p m

Exhibit A

Memorandum of Understanding Regarding Employee Protection Provisions

The provisions of this memorandum of understanding, except as stated in this paragraph, will be in effect in the event Eversource NH shuts down any of its generation assets, or divests any of its generation assets by sale or otherwise.

The effective date of the provisions in the event of a shut-down, other than section VIII, will be the date all operations are ceased and employees are released from employment.  With respect to the provisions of section VIII and Exhibit B, those provisions will be applicable upon the announcement by the Company, no later than 60 days prior to the shut-down, that it is closing the generation asset or assets.

The effective date of the provisions in the event of a sale , other than sections I, IV, and VIII, will be the financial closing date.  With respect to the provisions in sections IV and VIII, those provisions will become effective upon receipt of the 120 day notice provided for in section I.

I.

Notification to Union of Staffing Expectations:

 The Company will make its best effort to obtain the agreement of any buyer of the generation assets to decide upon and provide notice of its plans regarding staffing by classification and operations of the generating plants at least one hundred twenty (120) days prior to financial closing.

If the new owner does not intend to retain or hire all of the employees at a particular site, management will make its best effort to obtain the new owner’s agreement to offer jobs in each classification according to the provisions outlined in the Collective Bargaining Agreement.

II.

Application and Extension of Current Collective Bargaining Agreement

The Company will make it a condition of sale that the then-existing Collective Bargaining Agreement (“CBA”) between PSNH Generation and IBEW Local 1837 (currently June 1, 2013 – May 31, 2017) will be extended for a period of not less than two (2) years from the date sale to the acquiring entity and that the acquiring entity will be bound to the terms and conditions of said agreement.  In the event that the existing CBA between PSNH and IBEW Local 1837 Utility Group expires before the end of the two year extension, employees covered under the Generation CBA will be entitled to the same annual wage adjustments and benefits in each of those extended years or portions of years as established by any succeeding Collective Bargaining Agreement between PSNH d/b/a Eversource Energy and IBEW Local 1837 Utility Group.

III.

Service Recognition:

The buyer will agree that it will recognize an employee’s service with PSNH/NU/Eversource for the purpose of qualifying for benefits within the buyer’s programs and plans, including those established to provide benefits described in the Collective Bargaining Agreement and those agreed to in this Memorandum of Understanding.

IV.

Severance Plan:

Any employee who (1) is terminated by Eversource as a result of a generation asset sale or shut-down; (2) is not offered a position with buyer at his/her current location and pay rate; or (3) is hired by, and works for the buyer of the generation assets, and is terminated as a result of a reduction in force or change in operational practices during the term of the existing Collective Bargaining Agreement (as extended by this Memorandum of Understanding), will be entitled to the following benefits in lieu of those termination benefits outlined in Article IX of the Agreement:

Outplacement Assistance – such as the Lee Hecht Harrision workshop;

Severance Pay:  Employees with between one (1) year and twenty six (26) years of service will receive Fifty-two (52) weeks of pay. Employees with more than twenty-six (26) years of service will receive an additional one (1) week of pay for every additional six (6) months of service (calculated to the nearest six (6) month period).

Up to $5,000 in tuition assistance for job/career related educational courses or training programs begun within twelve months from date of termination and concluded within thirty-six (36) months of that date.

Medical benefits at the Company’s expense (excluding employee’s contributions) for a period based on number of weeks equal to severance pay with a maximum of one (1) year.

EAP Counseling for term of medical benefits.

In the event of a reduction in force it will be administered within a classification:

1.

Voluntary senior to junior

2.

Involuntary junior to senior

Volunteers who are eligible for retirement at the time of the reduction in force will be permitted to take their severance and medical benefits in addition to, and unreduced by, their normal retirement benefit, to the full extent permitted by law.

V.

Benefits:

The buyer will maintain a benefit package that provides a level of health benefits that has an aggregate value equal to or better than the benefits provided under the existing agreement with PSNH for the term of the existing Collective Bargaining Agreement (as extended by this Memorandum of Understanding).  Coverage will not be denied as a result of any pre-existing medical conditions that exist at the time of transfer of assets. Further, the buyer will provide all other benefits described in the Collective Bargaining Agreement, including, vacation, holidays, sick leave and any other benefits described in the Collective Bargaining Agreement for the term of the Collective Bargaining Agreement (as extended by this Memorandum of Understanding).

VI.

Pension:

The Company will require as a condition of sale that when employees who are hired by the buyer retire, they will receive a pension benefit from the buyer (or subsequent buyers) which, in combination with their Eversource Energy pension benefit, will provide them with a total pension benefit equal to at least that of the plan they qualified for at the time of the transfer of assets. Cost associated with subsequent workforce restructuring activities will be borne solely by the buyer(s).

 The above-mentioned pension benefit must be guaranteed to the employee and protected from forfeiture to no less extent than an ERISA plan benefit. If such benefit should be subject to Social Security and Medicare taxes that do not apply to ERISA pension benefits, such benefit will be grossed up to offset that additional tax liability to the employee.

VII.

Pension Plan Modification:

The buyer must agree that employees age 50-54 and whose age plus credited service equal or exceed 65 years and who are involuntarily separated as a result of layoff from the successor Company, will be eligible for the following retirement benefits, beginning as early as age 50:

Retiree life insurance, as provided to Eversource NH retirees, beginning at separation;

Continuation of health benefits at COBRA rates until age 55, after which retiree health benefits and contributions apply;

Option to begin pension payments before age 55. Total pension payments from Eversource and the successor Company would be as follows (prorated for partial years):

Age When Benefits

Percent of Accrued

Begin

   Age 65 Benefit

55

75%

54

71%

53

67%

52

63%

51

59%

55%

VIII.

Job/Bid Security:

If an employee is offered a position with the buyer at his/her current location and pay rate, that employee will no longer be eligible for termination pay under the Collective Bargaining Agreement and this Memorandum of Understanding.  However, if (1) an employee is informed that the plant that is his/her assigned work location is closing, (2) an employee is not offered a position with the buyer, (3) is not offered a position with buyer at his/her current location and pay rate, or (4) as a result of a reduction in force, resulting in a change in operations or staffing levels, the employee is terminated within twenty-four (24) months of the transfer date, the employee will be given priority consideration for any open position at PSNH d/b/a Eversource Energy which has not been filled internally and for which he/she meets entry level qualifications for a period not to exceed eighteen (18) months from his/her termination date, consistent with the enhanced bidding rights as set forth in Exhibit B.

IX.

Closing:

This agreement abrogates and supersedes all provisions of the Collective Bargaining Agreement that are inconsistent with the terms hereof. The rights accorded to employees in the event of job elimination and layoff are specifically set forth herein and in the current Collective Bargaining Agreement with respect to Eversource Generation-NH (where such provisions are not inconsistent with this Memorandum of Understanding).

The parties agree that the transition plan developed for the affected employees is designed solely and specifically for the anticipated divestiture of the Eversource Generation-NH generation assets pursuant to the April 2015 agreement with the State of New Hampshire, and will not be considered to be precedent setting for any future reorganization activity within Eversource Energy.  Further, employees who bid into or out of Eversource Generation-NH generation after the date of this agreement will not be eligible for the plan as described herein, unless mutually agreed by the parties.  Such employees would be subject to the provisions of the then-existing CBA.

All terms in this agreement shall be applicable to both sale and closure of generation assets, unless expressly stated otherwise.

This agreement shall remain in effect until every generating asset of Eversource Generation-NH has been closed or transferred to a new owner, or until modified by mutual agreement.

It is understood that the said agreement shall become operative and in force and effect upon ratification.

For Eversource NH /S/ DANIEL R. MCCALLUM Daniel R. McCallum Labor Relations Date: 5/20/2015	For Local 1837 IBEW /S/ THOMAS F. RYAN Thomas F. Ryan Assistant Business Agent Dated: 5/20/2015 12:00 p m

Exhibit  B

Enhanced Bidding Rights

Bargaining unit employees in the Generation unit whose asset is being sold, closed or otherwise divested, will be permitted to bid on any open Company position within the Generation or Utility contracts.  Article X of the June 1, 2013 to May 31, 2017 Generation CBA will continue to apply, with the following additional provisions:

1. If no city, town or operating unit bargaining unit member qualifies or bids, the senior qualified bargaining unit member in the Generation unit shall be awarded the position (seniority for this provision shall be determined by continuous unbroken bargaining unit seniority).

Utility CBA Bidding

2. Bargaining unit employees covered by the Utility CBA shall have seniority for purposes of posting and bidding in accordance with the provisions of that CBA.

3. Bargaining unit employees in the Generation unit shall have preference over any non-bargaining unit applicant.

4. If more than one bargaining unit employee in the Generation unit applies for a position, unbroken bargaining unit seniority in the Generation unit shall control among qualified employees.